EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
Catapult Learning, LLC	Delaware

Catapult Online, LLC	Delaware

Dorana Einundvierzigste Verwal tungsgesellschaft mbH	Germany

Educate Group, LLC	Delaware

Educate Operating Company, LLC	Delaware

Education Station, LLC	Delaware

eSylvan, Inc.	Maryland

HOP, LLC	Delaware

L&S Education, Inc.	California

MLS Education, Inc.	California

Progressus Therapy, Inc.	Florida

Schuelerhilfe Promotion GmbH	Germany

Schulerhilfe Gesellschaft fur Nachhilfeunterricht GmbH & Co. KG	Germany

SLC California, LLC	Delaware

Sylvan Canada, Inc.	Delaware

Sylvan Germany GmbH	Germany

Sylvan Germany, Inc.	Delaware

Sylvan Learning Canada, Ltd.	Ontario

Sylvan Learning Centers, LLC	Delaware

Sylvan Learning, Inc.	Delaware

ZGS Zentrale Gelsenkirchener Schuelerhilfe GmbH	Germany

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